EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. on Form S-3 to be filed on or about September 1, 2017 of our reports dated October 13, 2016, on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2016 and 2015 and for each of the years in the three-year period ended July 31, 2016, and the effectiveness of Enzo Biochem, Inc.’s internal control over financial reporting as of July 31, 2016, which reports were included in the Annual Report on Form 10-K, filed October 13, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

New York, New York

September 1, 2017